EXHIBIT 10.12

RE/MAX HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number:

Date of Award:

Target Number of Restricted Stock
Units Awarded (the “Target Award”)*:

Performance Period: [__] (the “Performance Period”)

*The actual number of Restricted Stock Units (the “Units”) that vest will range from 0% to [__]% of the Target Award, depending on the extent to which applicable vesting conditions set forth in the following vesting schedules are satisfied, as determined by the Administrator.

Vesting Schedules:

Except as otherwise set forth below, subject to the Grantee’s Continuous Service through the last day of the Performance Period, and the other limitations set forth in this Notice, the Agreement and the Plan, the Award will vest in accordance with the following vesting schedules:

Target Award Threshold Vesting Condition:

Except as expressly provided otherwise below, no portion of the Target Award shall vest if each of the (1) Threshold rTSR Percentile (as defined below) and (2) Threshold Revenue (as defined below) is not achieved (the “Threshold Vesting Condition”).

The rTSR Target Award:

Subject to the Threshold Vesting Condition, [__] percent of the Target Award (the “rTSR Target Award”) will vest based on rTSR Percentile achievement in accordance with the following vesting schedule (the “rTSR Vesting Schedule”):

If rTSR Percentile is:	Then, the % of the rTSR Target Award That Vests is:*
less than [__] percentile	0%
equal to [__] percentile (“Threshold rTSR Percentile”)	[__]%
equal to [__] percentile (“Target rTSR Percentile”)	[__]%
equal to or greater than [__] percentile (“Stretch rTSR Percentile”)	[__]%

*If rTSR Percentile is between Threshold rTSR Percentile and Target rTSR Percentile or between Target rTSR Percentile and Stretch rTSR Percentile, then the portion of the rTSR Target Award that vests will be determined using linear interpolation.

Notwithstanding anything to the contrary in this Notice, if the Company’s TSR is not equal to or greater than 0%, no more than 100% of the rTSR Target Award shall vest.

The Revenue Target Award:

Subject to the Threshold Vesting Condition, [__] percent of the Target Award (the “Revenue Target Award”) will vest based on Revenue achievement in accordance with the following vesting schedule (the “Revenue Vesting Schedule”):

If Revenue is:	Then, the % of the Revenue Target Award That Vests is:*
less than $[__]	0%
equal to $[__] (“Threshold Revenue”)	[__]%
equal to Threshold Revenue times [__] (“Target Revenue”)	[__]%
equal to or greater than Threshold Revenue times [__] (“Stretch Revenue”)	[__]%

*If Revenue is between Threshold Revenue and Target Revenue or between Target Revenue and Stretch Revenue, then the portion of the Revenue Target Award that vests will be determined using linear interpolation.

For purposes of the vesting schedules, the following definitions will apply:

1.    “Index” means the S&P SmallCap 600 Index (SML).

2.    “Revenue” means, as determined by the Administrator, the Company’s gross revenues during the Performance Period, determined in accordance with generally accepted accounting principles, as reported in the Company’s periodic filings with the Securities and Exchange Commission, excluding revenues that the Administrator determines, in the Administrator’s good faith determination, are not consistent with the objectives of the Award (such as region acquisitions, other acquisitions, or extraordinary or unusual transactions).

3.    “rTSR Percentile” means the percentile ranking of the Company’s TSR against the TSR of each of the companies comprising the Index, as determined by S&P Dow Jones Indices LLC and its successors.

4.    “TSR” means, as determined by the Administrator, the cumulative total return per share, with respect to the Company or a company in the Index, as applicable, during the Performance Period, as measured by the change in the applicable per share price, taking into account the assumed reinvestment of all dividends paid during the Performance Period, expressed as a percentage comparing such cumulative total return to the applicable share price as of the first day of the Performance Period.

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Notwithstanding the foregoing, in the event of a Corporate Transaction or a Change in Control during the Performance Period in connection with which the Award is not assumed or converted into an equivalent award by the acquiring or successor entity (or a Parent thereof), then, to the extent the Award is then outstanding and unvested, subject to the Grantee’s Continuous Service through the date of such Corporate Transaction or Change in Control (and not the date of Share delivery pursuant to Section 3(a) of the Agreement), (i) rTSR Percentile shall be determined based on TSR through the date of such Corporate Transaction or Change in Control, and the rTSR Target Award shall vest pursuant to such rTSR Percentile in accordance with the rTSR Vesting Schedule,  and (ii) Revenue shall be determined through the end of the Company’s most recently completed reporting period prior to such Corporate Transaction or Change in Control, Revenue shall be based on Revenue as reported in the Company’s periodic filings with the Securities and Exchange Commission, and the Revenue Target Award shall vest pursuant to such Revenue in accordance with the Revenue Vesting Schedule, except that, for purposes of determining such vesting, the Threshold Revenue (including for purposes of the Threshold Vesting Condition), Target Revenue and Stretch Revenue shall each be multiplied by a fraction, the numerator of which shall be the total number of completed calendar quarters that have elapsed in the Performance Period through the date of such Corporate Transaction or Change in Control, and the denominator of which shall be 12.

Notwithstanding the foregoing, in the event of a Corporate Transaction or a Change in Control during the Performance Period in connection with which the Award is assumed or converted into an equivalent award by the acquiring or successor entity (or a Parent thereof), then, immediately prior to such assumption or conversion, the Award shall be modified such that the Award (i) covers a number of Units equal to the number of Units that would have vested pursuant to the immediately preceding paragraph had the Award not been assumed or converted into an equivalent award by the acquiring or successor entity (or a Parent thereof) in connection with such Corporate Transaction or Change in Control and (ii) vests as to 100% of such covered Units on the last day of the Performance Period, subject to the Grantee’s Continuous Service through such last day, provided that if the Grantee’s Continuous Service is terminated by such entity (or a Parent thereof) without Cause during the 24-month period following such Corporate Transaction or Change in Control, or if the Grantee’s Continuous Service terminates due to death or Disability, the Award shall vest as to 100% of such covered Units on the day of such termination. For this purpose, “Cause” means, with respect to the termination by such entity (or a Parent thereof) of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and such entity (or a Parent thereof), or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s:  (i) performance of any act or failure to perform any act in bad faith and to the detriment of such entity (or a Parent thereof); (ii) dishonesty, intentional misconduct or material breach of any agreement with such entity (or a Parent thereof); or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Code.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.

If the Grantee’s Continuous Service terminates for any reason on or before the last day of the Performance Period, other than due to death or Disability, the Units shall immediately be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.  If the Grantee’s Continuous Service terminates due to the Grantee’s death or Disability

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during the Performance Period and prior to a Corporate Transaction or Change in Control, (i) rTSR Percentile shall be determined based on TSR through the date of such termination and the rTSR Target Award shall vest pursuant to such rTSR Percentile in accordance with the rTSR Vesting Schedule, except that the amount of vesting determined pursuant the rTSR Vesting Schedule shall be multiplied by a fraction, the numerator of which shall be the total number of days that have elapsed in the Performance Period through the date of such termination, and the denominator of which shall be the total number of days in the Performance Period, and (ii) Revenue shall be determined through the end of the Company’s most recently completed reporting period prior to such termination, Revenue shall be based on Revenue as reported in the Company’s periodic filings with the Securities and Exchange Commission, and the Revenue Target Award shall vest pursuant to such Revenue in accordance with the Revenue Vesting Schedule, except that, for purposes of determining such vesting, (a) the Threshold Revenue (including for purposes of the Threshold Vesting Condition), Target Revenue and Stretch Revenue shall each be multiplied by a fraction, the numerator of which shall be the total number of completed calendar quarters that have elapsed in the Performance Period through the date of such termination, and the denominator of which shall be 12 (the “Termination Fraction”), (b) and the amount vesting determined after giving effect to the preceding clause (a) shall be multiplied by the Termination Fraction.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

RE/MAX Holdings, Inc.,
a Delaware corporation

By:
[Name]
[Title]
[Date]

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

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Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof.  The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.  The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares.  The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable.  By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (ii) represents that the Grantee has access to the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement.  The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 9 of the Agreement.  The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:

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Name:

Award Number:

RE/MAX HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.         Issuance of Units.  RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of up to [__]% of the Target Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the Company’s 2013 Omnibus Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference.  Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2.         Transfer Restrictions.  The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

3.         Conversion of Units and Issuance of Shares.

(a)     General.  Subject to Section 3(b), as soon as administratively feasible (but in all events not more than 60 days) following the last day of the Performance Period (or, if earlier, the day the Award vests), one Share shall be issued for each Unit that vests, subject to satisfaction of any required tax or other withholding obligations, with any fractional Unit discarded and not converted into a fractional Share.

(b)     Delay of Issuance of Shares.  The Company shall delay the issuance of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

4.         Right to Shares and Dividends; Dividend Equivalents.  The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Shares) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee, except that Dividend Equivalents shall be earned with respect to Units that vest.  The amount of Dividend Equivalents earned with respect to each such Unit that vests shall be equal to the total ordinary cash dividends, if any, declared on a Share where the record date of the dividend is between the Grant Date of this Award and the date a Share is issued upon vesting of the Unit.  Any Dividend Equivalents earned shall be paid in cash to the Grantee when the Shares subject to the vested Units to which they relate are issued.  No Dividend Equivalents shall be earned or paid with respect to any Units that do not vest.  Dividend Equivalents shall not accrue interest.

5.         Taxes.

(a)    Tax Liability.  The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b)    Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting or issuance of Shares) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i)     By Share Withholding.  If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii)    By Sale of Shares.  Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable.  The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee.  The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii)   By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

6.         Entire Agreement; Governing Law.  The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  These agreements are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

7.         Construction.  The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

8.         Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

9.         Venue and Jurisdiction.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.  If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

10.       Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

11.       Amendment and Delay to Meet the Requirements of Section 409A.  The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.  Notwithstanding anything in this Agreement or the Plan to the contrary, to the extent the Award is determined to be subject to Section 409A of the Code and Shares will be issued pursuant to the Award on account of such Change in Control or Corporate Transaction, neither a Change in Control nor a Corporate Transaction shall be deemed to have occurred for purposes of this Award unless such Change in Control or Corporate Transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as those terms are used in Section 409A of the Code.  In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units.  The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

END OF AGREEMENT